Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Microchip Technology Incorporated for the registration of 13,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated May 26, 2015, with respect to the consolidated financial statements of Microchip Technology Incorporated, and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated, included in its Annual Report (Form 10-K) for the year ended March 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 24, 2016